UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2010

Tuesday Morning Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-19658	75-2398532
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6250 LBJ Freeway Dallas, Texas	75240
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (972) 387-3562

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On January 29, 2010, Tuesday Morning Corporation and certain of its subsidiaries (collectively, the “Company”) entered into a Second Amendment (the “Second Amendment”) to the Credit Agreement, dated as of December 15, 2008, as amended (the “Credit Agreement”), by and among the Company, Bank of America, N.A., as Administrative Agent (the “Administrative Agent”), Wells Fargo Retail Finance, LLC, Regions Bank, and the several banks and other financial institutions or entities from time to time parties thereto (collectively, the “Lenders”).  Under the Credit Agreement, the Company was required to pay to the Administrative Agent, on the first day of each annual clean-down period, an amount equal to the amount by which (A) the aggregate principal amount of all committed loans, letter of credit borrowings and swing line loans outstanding on such day exceeded (B) $45 million (the “Clean-Down Limit”) and would not thereafter be permitted to request committed loans and/or swing line loans if such request would cause the aggregate principal amount of all committed loans, letter of credit borrowings and swing line loans to exceed the Clean-Down Limit at any time during such clean-down period.  Pursuant to the Second Amendment, the Clean-Down Limit is increased from $45 million to $65 million.

The description of the Second Amendment set forth above does not purport to be complete and is qualified in its entirety by reference to the Second Amendment filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is also incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description
10.1	Second Amendment, dated January 29, 2010, to Credit Agreement by and among the Company, Bank of America, N.A., Wells Fargo Retail Finance, LLC, and Regions Bank

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TUESDAY MORNING CORPORATION

Date: February 4, 2010	By:	/s/ Stephanie Bowman
Stephanie Bowman
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Second Amendment, dated January 29, 2010, to Credit Agreement by and among the Company, Bank of America, N.A., Wells Fargo Retail Finance, LLC, and Regions Bank